*For Immediate Release*

Contact:

Carlos S. Batista

Chairman of the Board

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION TO RECORD

LOAN WRITE DOWN IN CURRENT QUARTER

Naugatuck, CT; August 27, 2012. Naugatuck Valley Financial Corporation (the “Company”), the holding company for Naugatuck Valley Savings and Loan (the “Bank”), announced today that the Bank will write down approximately $5.3 million during the quarter ending September 30, 2012 related to five previously-classified commercial loans in the Bank’s loan portfolio. At June 30, 2012, these loans had an aggregate carrying value of approximately $11.4 million. The write down is a non-cash charge. As a result of the write down, the Company expects to record a provision for loan losses during the quarter ending September 30, 2012 in an amount at least equal to the amount of the write down in order to replenish the Bank’s allowance for loan losses, which is expected to result in a net loss for the quarter. At June 30, 2012, the allowance for loan losses amounted to $8.4 million. The Bank expects to remain “well capitalized” under applicable regulatory capital guidelines after the write down.

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q.